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                                                                      Exhibit 21


                 SUBSIDIARIES OF VIASOURCE COMMUNICATIONS, INC.

Viasource Holding, Inc., a Delaware corporation

         RTK Corp., a New Jersey corporation

         Communication Resources Incorporated, a Delaware corporation

                  CRI Cherry Hill, Inc., a Delaware corporation

         Telecrafter Acquisition Corp., a Delaware corporation

         SCC Acquisition, Inc., a Delaware corporation

         DSC Acquisition, Inc., a Delaware corporation

         TeleCore, Inc., a Delaware corporation

         Excalibur Cable Communications, Inc., a Delaware corporation